Exhibit 14

INTCOMEX, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Overview

Here at Intcomex, we’re committed to uncompromising integrity in everything that we do. To help guide you in making ethical decisions, we’ve put together this Code of Business Conduct and Ethics. It embodies our defining values, and reflects the principle that each of us should strive to avoid any circumstances giving rise to even an appearance of impropriety. Everyone at Intcomex (directors, officers, managers and employees) must sign an acknowledgement that they’ve read and understood the Code and agreed to observe it. In the end, each of us is personally responsible for making sure that our business decisions and actions comply with both the letter and spirit of the Code at all times.

If you are uncertain about what to do in a situation, stop and seek help by referring to the relevant section of the Code. That said, no one set of standards can be considered the final word in every instance – if you don’t know whether or how the Code should apply in a particular situation, or if you’re faced with circumstances that present an ethical issue the Code doesn’t address, then you should speak with your immediate supervisor or your Human Resources representative for guidance. Complying with the Code is a condition of your employment, and, if you violate the Code, Intcomex may take prompt disciplinary action, up to and including dismissal for cause and possible civil and criminal charges. Each of us also has a duty to report behavior on the part of others that appears to violate the Code (or any of our other compliance policies or procedures).

We will enforce the standards of conduct contained in the Code at all organizational levels. Directors, officers and other managers, in particular, have a special responsibility to lead according to the standards in this Code, in both words and action. And while the Code’s standards are principally based on laws to which we are all subject, in some cases they go beyond legal obligations.

Managers and supervisors are expected to adhere to and promote our “open door” policy, meaning that anyone with ethical concerns, questions or complaints can go see them. If you have concerns that you want to raise confidentially, you can do so by means of our confidential hotline, the details of which are set out at the end of this Code, or by raising them with our “lead” outside director, whose contact details are also set out there. No retaliation will be taken against any employee for raising any concern, question or complaint in good faith, and all concerns will be taken seriously and handled promptly, confidentially and professionally.

Many of the issues that are addressed in this Code are quite complex, and may not be immediately apparent to you. To assist you in understanding your obligations under the Code, we have included several questions and answers addressing a number of the Code’s topics, which are attached as Appendix A.

Working to Ensure that Intcomex is a Good Corporate Citizen

Intcomex’s policy is to be a good “corporate citizen.” You should comply with all applicable laws, rules and regulations wherever we do business. You are also responsible for complying with requirements of contracts that we have entered into with other parties, which could include intellectual property licenses (e.g., software licenses), confidentiality agreements, leases and so forth. Keep in mind that reasons like “everyone does it” or “it’s not illegal” are unacceptable excuses for violating our Code. If you suspect or know someone is violating any law, rule or regulation, or is breaking our contracts, you should immediately report that violation to your immediate supervisor or the Human Resources department or to follow the procedures outlined in “Reporting Concerns and Where to Turn for Advice” below. We hold information and training sessions to promote compliance with laws, rules and regulations in the countries where we operate.

Avoiding Conflicts of Interest

A conflict of interest occurs whenever an employee’s private interests interfere with the interests of the Company as a whole. Intcomex relies on your loyalty in carrying out its business. You may not enter into relationships that might impair your judgment as to what is best for the Company, or that even appear to create a conflict of interest. Nor can you avoid these standards by acting through a friend, a family member or anyone else.

If you think a real or apparent conflict of interest cannot be avoided, you must bring your concern to the attention of your immediate supervisor, and make full written disclosure of the surrounding circumstances to him or her. He or she will, in appropriate circumstances, bring your concern to the attention of the Human Resources department. It may be that if you have a conflict of interest, you will be required to comply with our Policy Concerning Related Person Transactions, which may require you or the Company to take additional steps to resolve the issue.

You should avoid all conflicts of interest, but some specific guidelines are set out below:

•	Outside Employment and Directorships

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No one who is an employee, officer or director of Intcomex may work for or receive compensation for services, including any part-time or one-time consulting services, from any of the Company’s competitors, customers, distributors or suppliers, unless he or she has the advance approval of the President.

•

No one who is an employee or officer of Intcomex may serve on the board of directors of another company or as a member of a governmental agency or other body, unless he or she has the advance approval of the President.

•	Where approval is granted, appropriate steps must be taken to separate Company and non-Company activities. Human Resources will assist you in determining what steps are appropriate.

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Non-management members of the Board of Directors shall notify the Chairman of the Board of Directors of any competition issues or responsibilities and roles that such director has that could impair such director’s ability to act in the best interests of our Company. In such cases, the Chairman, after consulting with legal counsel as necessary, shall make a determination of the proper handling of the situation and report such recommendation to the Board of Directors at the next regular meeting of the Board. The Chairman or the Board of Directors may suggest that such director refrain from any participation in a matter or group of matters when there is a potential for an actual or potential conflict of interest.

As of the date the Code was first adopted by the Board of Directors, all then-existing outside employment and directorships are approved, but must be promptly notified to, and are subject to the continued approval of, the President. Activities that have not been notified to the President should not be considered to be automatically approved.

•	Investing in Competitors, Customers, Distributors and Suppliers

You generally may not have financial interests in any competitor, customer, distributor or supplier that could lead either to a conflict of interest or the appearance of one. If there is any doubt about how an investment might be perceived, you should discuss it in advance with your immediate supervisor or the Chief Financial Officer. Such investments may also be subject to our Policy Concerning Related Person Transactions.

•	Accepting Gifts and Entertainment

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You may accept gifts with a value of $50 or less, unless that gift comes with an understanding (express or implied) that you are in any way obliged do to something in exchange for the gift, or if the gift might reasonably be expected to affect your judgment.

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You may accept entertainment with a value of $50 or less if it is reasonable in the context of the business at hand and facilitates the Company’s interests. That said, hospitality should be reciprocated when practical.

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If you are offered a gift or entertainment with a value of more than $50, you must notify your supervisor before accepting it, and Intcomex may require you not to accept any such gift. You may not ask for gifts, gratuities or business courtesies, either for your own benefit or for the benefit of any family member or friend.

•	You may not accept cash gifts.

•	Loans

•	Intcomex will not make loans to, or guarantee the obligations of, employees incurred for personal reasons unless approved by both the President and the Chief Financial Officer.

•	The law prohibits making any such loans to any of Intcomex’ directors or executive officers under any circumstances.

•	Public Service

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We encourage you to be active in the political and civic life of your community, including charitable or educational activities. Please remember, however, that when making any public communication, your views are yours individually and are not being expressed as an employee of Intcomex. Any potential conflict of interest that arises out of your involvement in the community – if for instance, the community is engaged in some sort of negotiation with the Company – should be discussed with legal counsel for the community and the Human Resources department as soon as it becomes apparent to you.

•	You may not engage in any type of solicitation or distribution activities not relating to the business of Intcomex on Intcomex’s premises without the approval of your immediate supervisor.

•

You may not make any political contribution as a representative of Intcomex. You must also avoid lobbying activities or even the appearance of lobbying any governmental body or public official as a representative of Intcomex without the express approval of the Human Resources department.

Dealing Fairly with Customers, Suppliers and Competitors

The Company is committed to dealing fairly and honestly with its customers, suppliers, competitors and employees.

•	Our Customers

We believe that doing business with our customers in an honest and fair manner means that we must earn their business based on the quality of our products and services and our ability to fulfill our commitments. Accordingly:

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If products or services are required to meet customer specifications, you must not use false data or manipulate data in such a way as to suggest compliance with these specifications has been achieved when it has not.

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You may not refuse to deal with customers just because they are also buying products and services from our competitors (failure to adhere to this policy could constitute a potential violation of antitrust laws).

•	If you are responsible for customer invoicing, you must accurately reflect the cost of services or products purchased and all other terms on relevant invoices.

•

You may not offer customers any benefits or rewards that violate our business practices or policies (e.g., policies on customer discounts), that have a value of more that $50 or violate any applicable law. Reasonable business entertainment is permitted so long as it wouldn’t subject the Company to criticism if disclosed publicly and doesn’t violate any applicable law.

•	Our Suppliers

Doing business in an honest and fair manner with our suppliers means that employees responsible for buying or leasing materials and services on our behalf must do so objectively. Accordingly:

•	Suppliers should be chosen on the basis of the price, quality and desirability of their goods and services.

•	You must not accept or seek out any benefit from a supplier or potential supplier that would even appear to compromise their judgment.

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You may not require a supplier to give up trade with any of our competitors or to make purchases our products and services in order to continue a relationship with us, unless there is a legitimate business purpose for doing so (failure to adhere to this policy could constitute a potential violation of antitrust laws).

•	Our Competitors

Our policy is to compete solely on the merits of the products we offer and the services we provide, and we will not tolerate it if you make false or misleading statements or spread innuendo about our competitors, their products or their services. Accordingly:

•	Any comparison you make of products or services that we offer to those of our competitors must be accurate and factually supported.

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You may not use any illegal or unethical methods to gather competitive information, including but not limited to stealing proprietary information or trade secret information or attempting to induce disclosure of such information by past or present employees of other companies through misrepresentation or other means.

•	You should treat information about our competitors with sensitivity and discretion.

•	Any information you have about our competitors should be made available only in the proper context and to employees with a legitimate need to know.

If you have any concerns about the legality of information about our competitors that you possess or the means by which it was gathered, you should consult with the Chief Financial Officer.

Safeguarding Confidential and Proprietary Information

You have a duty to safeguard confidential and proprietary information at all times, whether it is information about Intcomex or information that our suppliers or customers have entrusted to us. Generally speaking, this will be information that has not been disclosed to the general public, that gives us a competitive advantage or that could expose us to harm or liability if released prematurely or inappropriately. Common examples include financial information, corporate strategy, customer arrangements, supplier formulas, patents, trademarks and trade secrets. If you are unsure about whether information should be treated as confidential or proprietary, consult with your immediate supervisor or the Chief Financial Officer.

Confidential or proprietary information should never be discussed in public places such as elevators, airplanes or restaurants. In no event should such information be disclosed to anyone else unless authorized by the Chief Financial Officer. In addition, some personal information is confidential, such as salary information, performance assessments, disciplinary action and medical and benefits information, and that information may be discussed only with management and Human Resources.

Your duty to preserve the confidentiality of any information entrusted to you will continue even after you leave Intcomex.

Don’t Take Personal Advantage of Corporate Opportunities

You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You may not appropriate, for yourself or any other person or organization, the benefit of any business venture or potential opportunity that you learn about in the course of your employment and that is in Intcomex’s line of business unless you obtain the consent of the President. It is never permissible for you to compete against Intcomex, either directly or indirectly.

Health and Safety

Intcomex strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices and conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

Avoiding Anti-Competitive Behavior

Intcomex is subject to various laws (sometimes known as “competition” or “antitrust” laws) that govern how it can compete in order to prevent interference with the competitive market system. Under these laws, companies or individuals may not enter into agreements with competitors, or otherwise act to unreasonably restrict competition. Illegal practices include price fixing, allocating customers or territories or unlawfully abusing a dominant market position. In order to ensure compliance with the antitrust laws:

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You generally may not discuss competitively sensitive information, such as pricing policies, contract terms, costs, inventories, marketing and product plans, market surveys and other proprietary or confidential information, with competitors.

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Although discussing certain sensitive information with competitors may be permissible under some circumstances, no such discussions should take place unless approved by the Chief Financial Officer in advance.

•	You must promptly report any instance in which a competitor has raised any sensitive topic or otherwise suggested collaboration to the Chief Financial Officer.

Discrimination or Harassment

Intcomex is committed to providing a work environment that is free from any form of discrimination on the basis of race, ethnicity, gender, creed, religion, age, disability or sexual preference. It is our policy to provide equal opportunity to all employees with regard to hiring, pay rates, training and development, promotions and other terms of employment. Employment decisions will comply with all applicable employment laws.

You are expected to conduct yourself with professionalism and integrity at all times. Your conduct should be governed by sound judgment, consideration of others and respect for Intcomex and its property and other assets. We expect a respectful workplace with persons who are considerate of each other and who always act professionally.

Intcomex will not tolerate harassment, including sexual harassment, in any form. This includes verbal or physical conduct that demeans or threatens any employee, creates a hostile work environment, unreasonably interferes with an individual’s work performance or otherwise adversely affects an individual’s employment.

Protection and Proper Use of Company Assets

Intcomex’s success depends on your ability to properly allocating your time and use of its assets.1 The Company needs to protect its assets from loss, damage, misuse, theft or sabotage, while at the same time ensuring those assets are not subject to excessive personal use.

•	Computers, Other Equipment and Network Security

All computers provided to you or to which you have access are Company property. The security of our computer network is very important, and you should ensure that sensitive information is sufficiently protected before it is transmitted via the Internet. In addition, computer software, email messages and files may contain viruses or other destructive programming that could jeopardize computer or network security.

[1]	Such assets may include equipment, supplies, real estate, tools, inventory, funds, computer systems and equipment, computer software, computer data, vehicles, records or reports, nonpublic information, intellectual property or other sensitive information or materials and telephone, voice mail or e-mail communications, as well as Company funds in any form.

•	Electronic Communications Remain Company Property

Email messages, computer information, fax communications and voice mail are considered Company property, and you should not have any expectation of privacy with respect to them. Please also note that transmitting certain data over email may be subject to special legal requirements.

•	Limited Personal Use of Corporate Resources

Company assets should be used to support and conduct our business, but employees are permitted limited and reasonable personal use of certain business equipment and systems. When using our corporate resources for personal use, employees should exercise good judgment and keep personal use to a minimum. Personal use of Company resources is limited to basic office services and systems such as telephones, photocopiers, fax machines and personal computers. Occasional limited use of the Internet for personal reasons is also permissible.

Complying with the Securities Laws and Avoiding Insider Trading

In the course of your employment, you may be exposed to information about Intcomex or other companies that is unavailable to the general public. Using that “inside” information to trade in securities, whether by you, any of your family members or any other person to whom you may communicate that information, is strictly forbidden. It is unethical and illegal, and could expose you to significant civil and criminal penalties. “Inside” information might include financial results or forecasts, information about possible mergers or acquisitions, significant product developments and major changes in business strategy, but also includes any other information that might influence an investor to buy, sell or hold stock. If you have any questions about what you can or cannot do, you should review our Insider Trading Policy and, if questions persist, consult the Chief Financial Officer before trading. Any employee who engages in insider trading will be subject to immediate termination.

Maintaining Accurate Books and Records

Intcomex is legally required to make sure that its books and records accurately and fairly represent transactions and dispositions of our assets in reasonable detail. It is a violation of Company policy, and possibly illegal, for any employee to cause our books and records to be inaccurate in any way. You must never create or participate in the creation of records that are misleading or artificial, and should cooperate fully with our internal and independent auditors and management in ensuring that we fulfill our responsibilities. Any attempt to unduly or fraudulently influence, coerce, manipulate or mislead independent or internal auditors regarding our financial statements, accounting practices or internal controls is a violation of the Code. In addition, you must strictly adhere to the following requirements:

•	Access to Company Assets, Transactions on Management’s Authorization

Access to Company assets is permitted only in accordance with management’s general or specific authorization and transactions must be executed only in accordance with management’s general or specific authorizations. Transactions involving Intcomex must be recorded to permit preparation of our financial statements in conformity with generally accepted accounting principles and related requirements and to maintain accountability over our assets.

•	Maintain Accurate Books and Appropriate Controls

All of the Company’s books and records must be true and complete. False or misleading entries are strictly prohibited, and Intcomex will not condone any undisclosed liabilities or unrecorded bank accounts or assets established for any purpose. In addition, appropriate administrative and accounting controls must be maintained to provide reasonable assurance that financial and other reports are accurately and reliably prepared and fully and fairly disclose all required and other material information.

•	Ensure Proper Payments

You may not authorize the payment of funds by Intcomex if you know that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

All business expense accounts must be documented and recorded properly.

•	Ensure Compliance with Record Retention Policy

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, it is essential to follow the advice of the Company’s legal advisors. Employees are reminded that the Company’s document retention policies strictly prohibit the destruction or alteration of documentation undertaken with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding.

Making Complete, Accurate and Timely Disclosure

After the IPO, Intcomex will be part-owned by the public and its shares will be listed on the Nasdaq Global Market. As a result, the Company will be obligated to make various public disclosures. Intcomex is committed to full compliance with all relevant disclosure requirements, and has implemented disclosure controls and procedures to assure that its public disclosures will be timely, compliant and otherwise full, fair, accurate and understandable. Those who are responsible for preparing the Company’s public disclosures, or who provide information as part of that process, are responsible for ensuring that such disclosures are complete, accurate and comply with those disclosure controls and procedures.

Making Payments to Government Personnel or Others

Commercial bribery of any nature is a violation of our policy and is illegal under U.S. law. You are strictly prohibited from offering any form of bribe, kickback or inducement to any person.

In addition, other practices that are considered acceptable in the commercial business environment, such as providing meals, transportation, entertainment or other things of value, may be illegal when dealing with governmental agents. The U.S. Foreign Corrupt Practices Act (“FCPA”), for example, generally prohibits giving money or anything of value to foreign government officials, foreign political parties or candidates for foreign political office for the purpose of influencing a foreign government. Violations of the FCPA can lead to fines or imprisonment. Accordingly, you must not give anything of value to governmental agents if it could be interpreted as an attempt to curry favor on behalf of Intcomex. This includes making any payments through intermediaries, such as sales representatives or consultants.

Commercial bribery of any nature is a violation of Company policy and is illegal under U.S. law. Employees are strictly prohibited from offering any form of bribe, kickback or inducement to any person.

Cooperating with Government Investigations

Intcomex will cooperate fully with any governmental investigation. Any employee who reasonably believes that a government investigation or inquiry may be threatened or under consideration with respect to any of the Company’s operations or practices (including any outside such employee’s scope of responsibilities) should so notify the Chief Financial Officer and provide the basis for such belief. Routine dealings with the government, such as our tax audits and environmental inspections, are not covered by this standard.

Intcomex may not always be able to protect both its own interests and those of an employee, without giving rise to a conflict of interest. In that case, the employee may need his or her own counsel. Whether Intcomex can pay for the employee’s legal expenses will depend on legal or other restrictions and the facts and circumstances of the matter.

Audits; Investigations; Disciplinary Action

Intcomex will conduct periodic audits of compliance with this Code. Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of the Human Resources department, will be reported to the Board of Directors (or an appropriate committee thereof) and to the relevant authorities. Knowingly false accusations of misconduct will be subject to disciplinary action. All employees are required to cooperate fully with any internal or external investigation. Employees must also maintain the confidentiality of any investigation and related documentation, unless specifically authorized by Human Resources to disclose such information.

Appropriate disciplinary penalties for violations of this Code may include counseling, reprimands, warnings, suspensions with or without pay, demotions, salary reductions, dismissals and restitution. Disciplinary action may also extend to a violator’s supervisor insofar as Intcomex determines that the violation involved the participation of the supervisor or reflected the supervisor’s lack of diligence in causing compliance with this Code. Any person who takes any action whatsoever in retaliation against any employee who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions, which may include dismissal for cause.

Reporting Concerns and Where to Turn for Advice

As part of our commitment to ethical and legal conduct, Intcomex expects employees, officers and directors to report information regarding violations of this Code, Company policy or any federal, state or local laws or regulations, or any questionable accounting, auditing, financial reporting or internal controls matter. You are responsible for reporting any known or suspected violation promptly to any or all of the following:

•	Your immediate supervisor;

•	Your Human Resources representative;

•	The Chief Financial Officer; or

•	Confidential toll-free hotline.

All reports will be treated confidentially to the extent reasonable and possible under the circumstances. Retaliation against employees reporting concerns in good faith is prohibited. Failure to report knowledge of wrongdoing may result in disciplinary action.

Employees who have questions about this Code of Business Conduct and Ethics should turn to their immediate supervisors in the first instance. The Company’s “open door” policy gives employees the freedom to approach any member of management with ethical questions or concerns without fear of retaliation. All employee communications made in good faith will be treated promptly and professionally and without risk of retribution whatsoever.

If you become aware of any violation of this Code of Business Conduct and Ethics, you may notify appropriate Company authorities using any of the following means:

•	Reporting any impropriety, wrongdoing or violation to your supervisor.

•	Calling the Company’s confidential, toll-free hotline at 1-866-777-8483. The hotline is operated by an outside service provider.

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Writing a confidential letter addressed to the Director of Internal Audit, c/o Intcomex, Inc., 3505 NW 107th Avenue, Miami FL 33178. You should mark the envelope and letter as “Confidential,” and need not identify yourself in any way. You may also send a confidential email message to the Director of Internal Audit at icmx@openboard.info. However, the identity of the sender will be apparent in any email message sent from within the intcomex.com domain (and may be apparent if sent from an outside email account), so you should use an outside email account with an address that will not identify the sender if you wish to remain anonymous.

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Writing a confidential letter addressed to the Chairman of the Audit Committee of the Board of Directors, c/o Intcomex, Inc., 3505 NW 107th Avenue, Miami FL 33178. You should mark the envelope and letter as “Confidential,” and need not identify yourself in any way. You may also send a confidential email message to the Chairman of the Audit Committee of the Board of Directors at icmx@openboard.info (add “For the Chairman of the Audit Committee of the Board of Directors” in the subject line).

Requesting a Waiver of the Code of Business Conduct and Ethics

Any request by an employee for a waiver of any standard in this Code may be granted only by the Chief Executive Officer, President or Chief Financial Officer upon advance notification. Only Intcomex’s Board of Directors or a designated committee of the Board may provide waivers involving any of the Company’s directors or executive officers. All waivers granted to executive officers and directors will be disclosed to the Company’s stockholders, along with the reasons for such waiver, and any other waiver will be disclosed to the extent required by law. All personnel should be aware that Intcomex generally will not grant any waivers and will do so only when good cause is shown for doing so.

Appendix A: Questions and Answers

Conflicts of Interest

Q:	I have developed a friendship with a supplier and am considering entering into a partnership with him in a business venture unrelated to Intcomex. Is this against Company policy?

A:	In most cases it will be against Company policy. Even if you are able to keep your personal and financial dealings from affecting your judgment on behalf of Intcomex, others may perceive that you are biased. You should discuss your plans with your supervisor or the Human Resources department before proceeding.

Q:	I do a lot of traveling for Intcomex. Can I use the frequent flyer coupons I receive from airlines for my personal travel plans?

A:	It is generally permissible for you to use the frequent flyer coupons and other non-cash benefits you acquire for personal travel. You should not, however, attempt to manipulate the travel plans Intcomex makes for you in order to receive such benefits. Any additional expense you cause the Company to incur for your benefit amounts to a misappropriation of Company funds.

Q:	My spouse owns a trucking business, and can provide Intcomex with a service that is competitive in terms of quality and price. Can my spouse solicit work from the Company?

A:	Your spouse might be able to solicit work from Intcomex, provided that he or she does not use your employment with the Company to influence the selection process.

Insider Trading

Q:	I told my in-laws about a new product one of our suppliers is planning to introduce on the market. Now they would like to buy stock in that Company. Our insider trading policy doesn’t apply to them, does it?

A:	If you possess material, inside information, you are not only prohibited from using it yourself, but you must not reveal the information to anyone else who might use it for personal gain. A friend or relative who trades on inside information you acquired at work will be subject to the same penalties as you would be if you traded on it. In addition, you might be penalized for revealing the information.

Q:	When I began work, Intcomex offered me a stock option allowing me to buy stock at a good price. Does the Company’s insider trading policy limit when I can exercise the option?

A:	While insider trading laws generally do not apply to the exercise of stock options, they do apply to the sale of stock received through options. It is permissible for you to exercise a stock option even though you possess material, inside information. However, you must not sell the stock you receive until the information has been made public.

Confidential and Proprietary Information

Q:	Can I reveal confidential information about Intcomex to my spouse when I talk with her about my work? I’m sure that she will keep it secret.

A:	It is not permissible for you to reveal confidential information about Intcomex to your spouse. Although you and your spouse have a confidential relationship with each other, she does not have a confidential relationship with the Company. Because of this, you must be careful not to discuss confidential information with her. This is true of anyone outside the Company, including other close family members.

Q:	How can I tell if information is proprietary or confidential if it isn’t marked?

A:	There are no hard and fast rules with respect to information that is not marked. Such information must be judged on the basis of its content. However, the following tip may help you: If you are not certain whether information has been made available to the public, you should presume it is proprietary if: (1) it is used in conducting the Company’s business; (2) it grants a competitive advantage over those who do not possess it; or (3) it is distributed on a strictly internal basis within the Company.

Payments to Government Personnel and Others

Q:	I am doing business in a country where it is customary to provide certain “courtesies” to government officials in exchange for business. Is this a violation of Company policy?

A:	Even though “courtesies” such as furnishing meals, transportation or entertainment may be consistent with local custom, providing them to foreign government officials may be a violation of U.S. law. Any question concerning the Company’s relationships with foreign officials should be referred to your supervisor in advance of any transaction.

Q:	My team and I have been working on getting approval to use a new supplier in a foreign country. A government official recently asked us if we would make a contribution to her favorite charity. How should we deal with her request?

A:	Before taking any action, you should consult with the Chief Financial Officer. The donation could be construed as an attempt to gain the official’s favor, in which case it would be a violation of Intcomex policy.

Appendix B: Form of Employee Acknowledgement

Acknowledgement by Employee

I acknowledge that I have received, read and understood the Code of Business Conduct and Ethics of Intcomex, Inc. (the “Company”) and that my conduct as an employee of the Company must at all times comply with the standards and policies set out in the Code, as well as any other legal or compliance policies or procedures of the Company.

Employee:

Name (printed):

Date:

Appendix C: Acknowledgement for Directors and Executive Officers

Acknowledgement by Directors and Executive Officers

(to be executed annually)

As the [specify office] of Intcomex, Inc. (the “Company”), I acknowledge that the Company is committed to honesty and ethical conduct in all areas of its business and that officers with responsibility for the conduct or supervision of the Company’s financial affairs play a special role in preserving and protecting stockholders’ interests.

In furtherance of the above and to the best of my ability, I will adhere to the following principles and responsibilities:

•	Act at all times in accordance with the Company’s Code of Business Conduct and Ethics, a copy of which has been provided to me;

•	Act at all times with integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

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Address any apparent conflict of interest in personal and professional relationships in accordance with the highest ethical standards and promptly disclose to the Chairman of the Board of Directors of the Company the nature of any such conflict of interest or any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest;

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Provide, in the Company’s reports filed with the Securities and Exchange Commission and other public communications, disclosure that is full, fair, accurate, complete, objective, timely and understandable;

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Comply with rules and regulations of all U.S. and non-U.S. governmental entities and other private and public regulatory agencies to which the Company is subject, including any exchanges on which the Company’s securities may be listed;

•	Act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or circumstances;

•	Respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

•	Share my knowledge with others within the Company, to the extent appropriate and consistent with applicable law;

•	Promote ethical behavior among employees under my supervision;

•	Accept accountability for adherence to the Company’s Code of Business Conduct and Ethics; and

•	Achieve responsible use of and control over all assets and resources of the Company entrusted to me.

I acknowledge that the Company’s Code of Business Conduct and Ethics describes procedures for the internal reporting of violations of such Code. I will comply with those reporting requirements. I will also promote compliance with them by others under my supervision, as well as prompt reporting by them of violations of such Code. I further acknowledge that the consequences of my failure to adhere to the Company’s Code of Business Conduct and Ethics may result in disciplinary action, up to and including termination for cause.

By

Name:
Title:
Date: